Exhibit 99.1

Company Contacts:	Investor Relations:
Roger Ward	Ron Both
V.P. of Marketing & Investor Relations	Managing Director
American Defense Systems, Inc.	Liolios Group, Inc.
Tel 516-390-5300, x326	Tel 949-574-3860
rward@adsiarmor.com	info@liolios.com

American Defense Systems Reports First Quarter 2009 Financial Results

HICKSVILLE, N.Y. — May 13, 2009 — American Defense Systems, Inc. (ADSI) (AMEX: EAG), a leading provider of advanced transparent and opaque armor, architectural hardening and security products for Defense and Homeland Security, reported financial results for the first quarter ended March 31, 2009.

Q1 2009 Highlights

•      Revenues total $9.5 million, up 9% vs. Q1 2008

•      Produced income from operations vs. an operating loss in Q1 2008

•      Contract Backlog reached a record $60 million

•      Named a Tier 1 supplier by Caterpillar Inc.

Financial Results for Q1 2009

Revenues for the first quarter of 2009 were $9.5 million, an increase of 111% from $4.5 million in the previous quarter and an increase of 9% from the $8.7 million in the same period of 2008.

Gross margin as a percentage of revenue for the first quarter was 43%, as compared to 31% in the previous quarter and 39% for the first quarter of 2008. The increase in gross margin in the first quarter of 2009 was due primarily to a more favorable mix of armor products.

Income from operations totaled $40,000, as compared to a loss from operations of $121,400 in the same quarter a year ago.

Net loss totaled $1.3 million or $(0.03) per share, compared to a net loss of $1.7 million or $(0.04) per share in the same period of 2008. The net loss in the first quarter of 2009 is primarily attributable to $694,000 in the unrealized loss on adjustment of fair value Series A convertible stock which has been classified as a liability and $290,300 in interest expense, which compares to $1.4 million and $55,700, respectively, in the same period a year ago.

Contract backlog as of March 31, 2009 totaled $60 million, up 5% from $57 million at the end of the previous quarter and up 25% from $48 million as of March 31, 2008.

Q1 2009 Operational Highlights

ADSI advanced development in a number of areas during the first quarter of 2009, including:

•        Awarded $6.2 million contract to provide physical hardening solutions to a large U.S. Military installation through the company’s physical security unit, American Physical Security Group, LLC (APSG). The order represented the largest single order for APSG and will be designed to provide a high level of protection and security for the U.S. Military at certain ammunition supply points.

•        APSG also received a $850,000 order for blast-resistant windows at a major U.S. Military base in South Korea. This order marked the first major overseas military order for APSG.

•        ADSI added additional enhancements to the physical security at a major U.S.-based stock exchange in order to better protect employees as well as important data operations.

•        Received $750,000 extension of field service contracts for ADSI Crew Protection Kits installed on construction vehicles currently deployed overseas from U.S. Army TACOM Life Cycle Management Command (LCMC). The extensions comprise two contracts and cover periods through December 2009.

•        Named by Caterpillar Inc. as a Tier 1 supplier of both transparent and opaque armor for various models of construction equipment under a four-year reset contract which the U.S. Army’s TACOM LCMC recently awarded to Caterpillar.

Management Commentary

“As we anticipated, the major government orders we had expected in the final part of 2008 are being realized in this first half of 2009 and are reflected in our Q1 results,” said Anthony J. Piscitelli, chairman and CEO of American Defense Systems. “Our first quarter also represented strong progress, with more than $7 million in new contracts awarded during the quarter, plus the work we accomplished in Q1 that led to the $30 million U.S. Marine Corp CPK contract awarded on April 1. This represented the largest contract we’ve received from the Marines to-date and second largest overall in our company history.”

“The schedule for the realization of revenue from this $30 million contract has been moved up since we made that announcement and we should now realize approximately half of this amount before the end of the current second quarter rather than by year’s end,” said Piscitelli. “Also in the current quarter, we have begun processing the first CPK orders from the world’s largest privately-owned producer of construction machinery, JCB Construction, in accordance with their contract with the U.S. Army. With this initial order, we’re more than a third of the way toward the $10 million revenue expectation we announced last November, and we plan to make delivery and recognize this initial revenue during the third quarter of this year.

“While the military armor segment of our business has continued to win major contracts, we expect our new American Physical Security Group subsidiary to begin realizing its backlog of more than $8.0 million in architectural security-related orders. Overall progress year-to-date keeps us well on track to exceeding our 2009 revenue goal of more than $52 million.”

Conference Call and Webcast

The company will hold a conference call today at 4:30 p.m. Eastern time to discuss the quarter. Members of ADSI’s executive management team will host the presentation, followed by a question and answer period.

Date: Wednesday, May 13, 2009

Time: 4:30 p.m. Eastern Time (1:30 p.m. Pacific Time)

Dial-In Number: 1-800-895-0198

International: 1-785-424-1053

Conference ID#: 7DEFENSE

The conference call will be broadcast simultaneously and available for replay via the investor section of the company’s Web site at www.adsiarmor.com.

Please call the conference telephone number 5-10 minutes prior to the start time. An operator will register your name and organization and ask you to wait until the call begins. If you have any difficulty connecting with the conference call, please contact the Liolios Group at 949-574-3860.

A replay of the call will be available after 7:30 p.m. Eastern time on the same day and until June 13, 2009:

Toll-free replay number: 1-800-388-5895

International replay number: 1-402-220-1110

(No passcode required)

About American Defense Systems, Inc.

American Defense Systems, Inc. (“ADSI”) offers advanced solutions in the design, fabrication, and installation of transparent and opaque armor, security doors, windows and curtain wall systems for use by military, law enforcement, homeland defense and corporate customers. ADSI engineers also specialize in developing innovative, functional and aesthetically pleasing security applications for the mobile and fixed infrastructure physical security industry. For more information, visit the ADSI corporate Web site at www.adsiarmor.com.

Some of the statements made by American Defense Systems, Inc. (“ADSI”) in this press release, including, without limitation, statements regarding ADSI’s anticipated future growth, are forward-looking in nature. ADSI intends that any forward-looking statements shall be covered by the safe harbor provisions for such statements contained in the Private Securities Litigation Reform Act of 1995. Statements that are predictive in nature, that depend upon or refer to future events or conditions, or that include words such as “may,” “will,” “should,” “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” “predicts,” “potential,” “continues” and similar expressions are forward-looking statements. ADSI cautions you that forward-looking statements are not guarantees of performance. ADSI undertakes no obligation and disclaims any obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. Forward-looking statements involve known and unknown risks and uncertainties that may cause ADSI’s actual future results to differ materially from those projected or contemplated in the forward-looking statements. ADSI believes that these risks include, but are not limited to: ADSI’s reliance on the U.S. government for a substantial amount of its sales and growth; decreases in U.S. government defense spending; ADSI’s ability to contract further with the U.S. Department of Defense; ADSI’s ability to comply with complex procurement laws and regulations; competition and other risks associated with the U.S. government bidding process; changes in the U.S. government’s procurement practices; ADSI’s ability to obtain and maintain required security clearances; ADSI’s ability to realize the full amount of revenues reflected in its backlog; the redemption of ADSI’s series A convertible preferred stock at the election of the holders of such stock at a time when ADSI does not have sufficient funds to consummate the redemption; restrictions on ADSI’s ability to draw on its bank line of credit; ADSI’s reliance on certain suppliers; and intense competition and other risks associated with the defense industry in general and the security-related defense sector in particular.

There also can be no assurance that ADSI will obtain a sufficient number of orders from JCB to generate more than $10 million in revenue or that such orders will be placed during the two year period referenced in the ADSI press release announced on November 8, 2008. Accordingly, ADSI revenues in connection with the matters referenced herein could be significantly less than the $10 million and may not be realized during such two year period.

Additional information concerning these and other important risk factors can be found under the heading “Risk Factors” in ADSI’s filings with the Securities and Exchange Commission, including, without limitation, its most recent annual report on Form 10-K. Statements in this press release should be evaluated in light of these important factors.

American Defense Systems, Inc. and Subsidiaries

Consolidated Balance Sheets

	March 31,	December 31,
	2009	2008
	(Unaudited)	(Audited)
ASSETS

CURRENT ASSETS
Cash	$83,826	$374,457
Accounts receivable, net	6,434,888	4,981,150
Inventory	844,139	621,048
Prepaid expenses and other current assets	3,539,842	3,144,601
Costs in excess of billings on uncompleted contracts	6,562,903	7,143,089
Deposits	437,496	437,496

TOTAL CURRENT ASSETS	17,819,268	16,701,841

PROPERTY and EQUIPMENT, net	3,569,232	3,743,936
DEFERRED FINANCING COSTS, net	1,130,409	1,277,833
NOTES RECEIVABLE	925,000	925,000
GOODWILL	450,000	450,000
ADVANCES for FUTURE ACQUISITIONS	159,559	159,560
DEFERRED TAX ASSET	1,167,832	1,167,832
ASSETS of DISCONTINUED OPERATIONS	—	736,613

TOTAL ASSETS	$25,221,300	$25,162,615

LIABILITIES AND SHAREHOLDERS’ EQUITY

CURRENT LIABILITIES
Accounts payable	$3,097,297	$2,480,652
Accrued payroll	409,852	—
Accrued expenses	386,447	755,615
Line of credit	659,422	76,832

TOTAL CURRENT LIABILITIES	4,553,018	3,313,099

LONG TERM LIABILITIES
Preferred stock, $.001 par value, 5,000,000 shares authorized, 15,000 shares designated as mandatorily redeemable Series A Convertible Preferred Stock (cumulative), 15,000 shares issued and outstanding	11,809,196	10,981,577
Investor warrant liability	115,275	90,409
Liabilities of discontinued operations	—	736,613

TOTAL LIABILITIES	16,477,489	15,121,698

COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS’ EQUITY
Common Stock, $.001 par value: 100,000,000 shares authorized, 39,585,960 and 39,585,960 shares issued and outstanding as of March 31, 2009 and December 31, 2008, respectively	39,587	39,586
Additional paid in capital	9,534,616	9,534,616
Retained earnings (accumulated deficit)	(830,392)	466,715

TOTAL SHAREHOLDERS’ EQUITY	8,743,811	10,040,917

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$25,221,300	$25,162,615

American Defense Systems, Inc. and Subsidiaries

Consolidated Statement of Operations

	Three Months Ended
	March 31,
	2009	2008
	(Unaudited)
CONTRACT REVENUES EARNED	$9,489,702	$8,734,909

COST OF REVENUES EARNED	5,453,109	5,335,036

GROSS PROFIT	4,036,593	3,399,873

OPERATING EXPENSES
General and administrative expenses	1,648,478	1,395,059
General and administrative salaries	1,073,037	1,136,596
Marketing	733,794	632,307
T2 expenses	113,602	—
Research and development	186,386	165,196
Settlement of litigation	—	57,377
Depreciation	241,329	134,769
Total operating expenses	3,996,626	3,521,304

INCOME (LOSS) FROM OPERATIONS	39,967	(121,431)

OTHER INCOME (EXPENSE)
Unrealized gain (loss) on adjustment of fair value Series A convertible preferred stock classified as a liability	(694,454)	(1,428,665)
Unrealized gain (loss) on investor warrant liability	14,054	(107,589)
Other income (expense)	—	(9,046)
Interest expense	(290,320)	(55,737)
Interest income	8,646	31,123
Finance charge	—	(4,536)
Total other income (expense)	(962,074)	(1,574,450)

LOSS FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	(922,107)	(1,695,881)

INCOME TAX PROVISION (BENEFIT)	—	—

LOSS FROM CONTINUING OPERATIONS	(922,107)	(1,695,881)

LOSS FROM DISCONTINUED OPERATIONS, NET OF TAXES
Loss from operations of discontinued division	—	(489)
Loss from disposal of discontinued division	—	—
	—	(489)

NET LOSS	(922,107)	(1,696,370)

PREFERRED STOCK DIVIDENDS ACCRUED	(375,000)	—

NET LOSS ALLOCATED TO COMMON SHAREHOLDERS	$(1,297,107)	$(1,696,370)

Basic and Fully Diluted Net Loss Per Share	$(0.033)	$(0.043)

Weighted Average Shares Outstanding	39,585,960	39,124,616

EARNINGS PER SHARE - Basic Income from continuing operations	$(0.02)	$(0.04)
(Loss) from discontinued operations	$—	$(0.00)
Net income (loss)	$(0.03)	$(0.04)